Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1) Registration Statement (Form S-3 No. 333-207255) of Novatel Wireless, Inc. (predecessor issuer to Inseego Corp.);
2) Registration Statement (Form S-8 Nos. 333-214965, 333-207233, 333-202648, 333-190878, 333-190879, 333-176490, 333-176489, 333-163033, 333-163032, 333-159287, 333-145482, 333-139730, 333-53692) pertaining to the 2009 Omnibus Incentive Compensation Plan, the 2015 Incentive Compensation Plan, Amended and Restated 2000 Employee Stock Purchase Plan, Amended and Restated 2000 Stock Incentive Plan, and the Amended and Restated 1997 Employee Stock Option Plan;
of our report dated March 14, 2016, with respect to the consolidated financial statements of Novatel Wireless, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

            /s/ ERNST & YOUNG LLP
San Diego, California
March 31, 2017